[OHIO SEAL] PRESCRIBED BY J. KENNETH BLACKWELL

Ohio Secretary of State

Central Ohio: (614) 466-3910

Toll Free: 1-877-SOS-FILE (1-877-767-3453)

www.state.oh.us/sos

e-mail: busserv@sos.state.oh.us

CERTIFICATE OF AMENDMENT BY DIRECTORS

OR INCORPORATORS TO ARTICLES

(Domestic)

Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

1) [X] Amendment by Directors (2) [ ] Amendment by Incorporators

[ ] Amended by Directors (123-AMDD) [ ] Amended by Incorporators (124-AMDI)

COMPLETE THE GENERAL INFORMATION IN THIS SECTION FOR THE BOX CHECKED ABOVE.

Name of Corporation Associated Estates Realty Corporation

Charter Number 850840

[X] Please check if additional provisions attached thereto are incorporated herein and made a part of these articles of organization.

COMPLETE THE INFORMATION IN THIS SECTION IF BOX (1) IS CHECKED.

Name the Title of Officer Jeffrey I. Friedman Chairman of the Board, President and Chief

(name) Executive Officer

(title)

(CHECK ONLY ONE (1) BOX)

[X] A meeting of the directors was duly called and held on December 2, 2004

(Date)

[ ] In an writing signed by all the Directors pursuant to section 1701.54 of the ORC

The following resolution was adopted pursuant to section 1701.70(B) 1 of the ORC:

(insert proper paragraph number)

See Attachment A.

Page 1 of 2 Last Revised: May 2002

COMPLETE THE INFORMATION IN THIS SECTION IF BOX (2) IS CHECKED.

WE, the undersigned, being all of the incorporators of the above named corporation, do certify that the subscriptions to shares have not been received and the initial directors are not named in the articles. We hereby have elected to amend the articles as follows:

REQUIRED

Must be authenticated

(SIGNED) by an authorized December , 2004

representative Authorized Representative Date

(SEE INSTRUCTIONS)

Jeffrey I. Friedman

(Print Name)

Chairman of the Board, President

and Chief Executive Officer

Authorized Representative Date

(Print Name)

Authorized Representative Date

(Print Name)

Last Revised: May 2002

Attachment A

The following article of the Second Amended and Restated Articles of Incorporation, as amended, of Associated Estates Realty Corporation be, and it hereby is amended as set forth below:

ARTICLE FOURTH: A new Section 7 shall be added to the end of Division A-II of Article FOURTH, which Section 7 shall read as follows:

"SECTION 7. 8.70% CLASS B SERIES II CUMULATIVE REDEEMABLE PREFERRED SHARES. Of the 3,000,000 authorized Class B Shares, 232,000 shares are designated as a series entitled 8.70% Class B Series II Cumulative Redeemable Preferred Shares" (hereinafter called "Class B Series II Preferred Shares"). The Class B Series II Preferred Shares shall have the express terms set forth in this Division as being applicable to all Class B Shares as a class and, in addition, the following express terms applicable to all Class B Series II Preferred Shares as a series of Class B Shares:

(a) The annual dividend rate of the Class B Series II Preferred Shares shall be 8.70% of the liquidation preference of $250.00 per share.

(b) Dividends on the Class B Series II Preferred Shares shall be payable, if declared, quarterly on or about the 15th day of March, June, September, and December each year, the first quarterly dividend being payable, if declared, on March 15, 2005. The dividends payable for each full quarterly dividend period on each Class B Series II Preferred Share shall be $21.75.

(c) Dividends for the initial dividend period on the Class B Series II Preferred Shares, or for any period shorter or longer than a full dividend period on the Class B Series II Preferred Shares, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The aggregate dividend payable quarterly to each holder of Class B Series II Preferred Shares shall be rounded to the nearest one one-hundredth of one cent with $.00005 being rounded upward. Each dividend shall be payable to the holders of record on such record date, no less than 10 nor more than 30 days preceding the payment date thereof, as shall be fixed from time to time by the corporation's Board of Directors.

(d) Dividends on Class B Series II Preferred Shares shall be cumulative as follows:

(1) With respect to shares included in the initial issue of Class B Series II Preferred Shares and shares issued any time thereafter up to and including the record date for the payment of the first dividend on the initial issue of Class B Series II Preferred Shares, dividends shall be cumulative from the date of the initial issue of Class B Series II Preferred Shares; and

(2) With respect to shares issued any time after the aforesaid record date, dividends shall be cumulative from the dividend payment date next preceding the date of issue of such shares, except that if such shares are issued during the period commencing the day after the record date for the payment of a dividend on Class B Series II Preferred Shares and ending on the payment date of that dividend, dividends with respect to such shares shall be cumulative from that dividend payment date.

(e) Except as required to preserve the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, the Class B Series II Preferred Shares may not be redeemed prior to December 15, 2009. At any time or from time to time on and after December 15, 2009, the Company, at its option, may redeem all or any part of the Class B Series II Preferred Shares at a redemption price of $250.00 per share plus, in each case, an amount equal to all dividends accrued and unpaid thereon to the redemption date.

(f) In the event of a Going Private Transaction (as defined below), each holder of Class B Series II Preferred Shares will have the right, at the holder's option, to require the Company to repurchase all or any part of the holder's Class B Series II Preferred Shares for cash at a repurchase price of $250.00 per share, plus all accrued and unpaid dividends, if any, up to the date fixed for repurchase (except with respect to Class B Series II Preferred Shares which have been converted into Excess Shares), without interest pursuant to the procedures described below (the "Going Private Put Option"), subject to the Ohio Revised Code. A "Going Private Transaction" means the occurrence of any merger or other transaction or series of transactions as a consequence of which a majority of the Company's outstanding Common Shares are owned or acquired by the merging or acquiring person, entity or group and, following the transaction(s), the Common Shares of the Company or its successor are not listed for trading on a national stock exchange or NASDAQ. The Company shall mail to each holder of Class B Series II Preferred Shares, not later than the date of the occurrence of the Going Private Transaction, a notice of such occurrence, which will specify the purchase price and the purchase date, which will be no fewer than 30 business days and no more than 40 business days from the date the notice is mailed (the "Put Option Payment Date"), and describe the procedure that must be followed by the holder to tender the holder's Class B Series II Preferred Shares. To exercise the Going Private Put Option, a holder of Class B Series II Preferred Shares must deliver, on or before the third business day preceding the Put Option Payment Date, written notice to the Company (or to a paying agent designated by the Company for such purpose) of the holder's exercise of the Going Private Put Option, indicating the number of Class B Series II Preferred Shares to be repurchased by the Company. Holders of Class B Series II Preferred Shares will be entitled to withdraw, in whole or in part, any tender of Class B Series II Preferred Shares pursuant to an exercise of the Going Private Put Option by delivering to the Company (or to a paying agent designated by the Company for such purpose) on or before the second business day preceding the Put Option Payment Date, a telegram, telex, facsimile transmission or letter stating the name of the holder, the number of Class B Series II Preferred Shares initially to be delivered for purchase, and a statement that the holder is withdrawing its exercise of the Going Private Put Option as to all or part of the tendered Class B Series II Preferred Shares.

(g) The amount payable per Class B Series II Preferred Share in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation shall be $250.00, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment.